Exhibit 99.1
NEWS RELEASE

Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com
William B. Bunting
Investor Relations
In-Site Communications, Inc.
Tel: (212) 759-3929
bbunting@insitecony.com
BIOSCRIP COMPLETES ACQUISITION OF CRITICAL HOMECARE SOLUTIONS
- SUCCESSFULLY CLOSES $375 MILLION FINANCING -
- Combined company creates one of the largest U.S. home care providers -
ELMSFORD, N.Y. — March 25, 2010—BioScrip, Inc. (Nasdaq: BIOS) today announced that it has completed its acquisition of Critical Homecare Solutions Holdings, Inc. (“CHS”), a leading provider of home infusion and home nursing products and services to patients suffering from chronic and acute medical conditions.
“The combination of CHS and BioScrip represents a significant step forward in our strategy to become the clinical leader in the management of the chronically ill across all drug delivery technologies,” said Richard H. Friedman, Chairman and Chief Executive Officer of BioScrip. “BioScrip will now have over 120 points of service including 33 Community Service Centers, 61 Specialty Infusion Pharmacies, 3 Mail Order Pharmacies and 33 Nursing locations, and operate in all 50 states with over 1,000 managed care contracts. Importantly, our expanded national footprint will position us favorably with Managed Care Organizations that prefer to work with fully integrated providers offering both national reach and high-touch specialty pharmacy solutions on a local basis. We will be uniquely positioned to provide our customers a truly comprehensive solution. We are confident that BioScrip will continue to deliver outstanding service to both patients and providers, while building significant value for our shareholders.”

Under the terms of the transaction, which was announced on January 25, 2010, BioScrip acquired CHS for a total of $237.9 million in cash and $109.8 million of BioScrip common stock, or approximately 13.1 million shares (based on BioScrip’s closing stock price of $8.37 on Wednesday, March 24, 2010). BioScrip also issued to CHS shareholders approximately 3.40 million warrants having a $10.00 exercise price and a five-year term. In connection with this acquisition, BioScrip has entered into a new senior credit facility for an aggregate amount of $150.0 million, consisting of a $100 million senior secured term loan and a $50 million senior secured revolving credit facility, both with a term of five years. In addition, BioScrip issued $225.0 million aggregate principal amount of 10 1/4% senior unsecured notes due October 1, 2015 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The senior credit facility has customary covenants and a variable interest rate benchmarked to standard market indices.
Jefferies & Company, Inc. acted as BioScrip’s exclusive financial advisor, sole lead arranger and sole book-running manager for this transaction.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payers and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward-Looking Statements Safe Harbor
This press release includes forward-looking statements regarding the acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, purchasing volume discounts, cross-selling of services, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; and the risks that are described from time to time in BioScrip’s reports filed with the Securities and Exchange Commission (the “SEC”), including BioScrip’s annual report on Form 10-K for the year ended December 31, 2009. This press release speaks only as of its date, and BioScrip disclaims any duty to update the information herein.
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